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                                                                     Exhibit F-7

                                                                 August 16, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D. C. 20549


                                    Re: Conectiv
                                    SEC File No. 70-9095

Dear Sir or Madam:

         I have acted as counsel to Conectiv, a Delaware corporation ("Conectiv"), in connection with Post-Effective Amendments Nos. 10 and 11 to the Application/Declaration on Form U-1 (File No. 70-9095), filed with the Securities and Exchange Commission ("Commission") jointly by Conectiv, by two subsidiaries which are operating utility companies (Delmarva Power & Light Company ("DPL") and Atlantic City Electric Company ("ACE")) and various non-utility subsidiaries named therein ("Nonutility Subsidiaries"), including Conectiv Mid-Merit, Inc. (through which investments in exempt wholesale generators are currently being made pursuant to Rule 53(b) ("CMM")), Conectiv Solutions, LLC (a wholly-owned subsidiary of Conectiv ("Solutions"), Solutions' wholly-owned subsidiary ATE Investment, Inc., ("ATE"), and ATE's subsidiary, King Street Assurance, Ltd., a company formed under the insurance laws of Bermuda ("KSA") (each an "Applicant" and collectively the "Applicants") and previously amended by Pre-Effective Amendments Nos. 1 through 3 and Post-Effective Amendments Nos. 1 through 9 (as so amended, the "Application").

         By these Amendments, Applicants request that the Commission authorize
1) the investment by Conectiv, indirectly through CMM or other Conectiv subsidiaries, of up to $350 million through March 31, 2002, in exempt wholesale generators, 2) the participation by KSA in the Conectiv system money pool and 3) the issuance by Conectiv of other forms of short-term debt, including, but not limited to, money market notes (hereinafter referred to as the "Proposed Transactions").

         I am a member of the bar of the State of Delaware, the state in which DPL and certain of the Nonutility Subsidiaries are incorporated or qualified to do business. I am also a member of the bar of the Commonwealth of Virginia, a state in which DPL is also incorporated and in which certain of the Nonutility Subsidiaries are authorized to do business. I am not a member of the bars of the States of New Jersey (in which ACE is incorporated) or Maryland or the Commonwealth of Pennsylvania, states in which certain of the Nonutility Subsidiaries are incorporated or qualified to do business. Also, I am not qualified to practice law in Bermuda. I do not hold myself out as an expert in the laws of any jurisdiction other than the State of Delaware and the Commonwealth of Virginia, although I have consulted and will consult with counsel to Conectiv who are experts in such laws. For purposes of this opinion and to the extent I
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deemed necessary, I have relied on advice from counsel employed or retained by
Conectiv who are members of the bars of the States of Maryland and New Jersey and the Commonwealth of Pennsylvania or who are qualified to practice law in Bermuda.

         In connection with this opinion, I, or attorneys in whom I have confidence, have examined originals or copies, certified or otherwise identified to my satisfaction, of such records of Conectiv and such other documents, certificates and corporate or other records as I have deemed necessary or appropriate as a basis for the opinions set forth herein. In this examination, I or they have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. As to various questions of fact material to such opinions, I have relied, when relevant facts were not independently established, upon statements contained in the Application.

         The opinions expressed below in respect of the proposed issuance of securities are subject to the following assumptions, qualifications, limitations, conditions and exceptions:

(a) The issuance of securities shall have been duly authorized and approved to the extent required by the governing documents of the issuing Applicant and applicable laws by the issuing Applicant's Board of Directors or other governing body and any consideration to be received in exchange for issuance of the securities as provided in such resolutions shall have been received and the securities properly executed and issued as provided in said resolutions.

(b) The Commission shall have duly entered an appropriate order or orders granting and permitting the Application, to become effective under the Act and the rules and regulations thereunder and the Proposed Transactions are consummated in accordance with Application.

(c) No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

     Based on the foregoing, and subject to the assumptions and conditions set forth herein, I am of the opinion that, in the event the Proposed Transactions are consummated in accordance with the Application:

1) All state laws applicable to the Proposed Transactions will have been complied with;

2) Each Applicant issuing securities including securities issued to the money pool will, at the time of such issuance or sale, be validly organized and duly existing under the laws of the jurisdiction in which such Applicant is domiciled.

3) Any debt security issued by an Applicant to the money pool or otherwise will be a valid and binding obligation of the issuer in accordance with its terms, except to the extent such enforceability may be limited (i) by applicable bankruptcy, insolvency,

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         reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally or (ii) by applicable principles of equity (regardless of whether such principles are applied in a proceeding at law or in equity).

4) The consummation of the Proposed Transactions will not violate the legal rights of the holders of any securities issued by any Applicant or any associate company thereof.

         I hereby consent to the use of this opinion in connection with the Application.



                                Very truly yours,



                                 Peter F. Clark

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